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                                                                    Exhibit 10.1



                                        [Alliant Techsystems Logo]



                                        _____________________
                                        SPLIT DOLLAR
                                        LIFE INSURANCE PLAN



                                        Administered by
                                        Nevin Executive Benefits
                                        4390 First Bank Place
                                        601 Second Avenue South
                                        Minneapolis, Minnesota 55402



                                        May 1996
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SPLIT DOLLAR LIFE INSURANCE PLAN

INTRODUCTION
Alliant Techsystems Inc. has implemented a Split Dollar Life Insurance Plan for certain key executives. This plan replaces any executive life insurance arrangement previously in effect, and limits the coverage of company provided basic life insurance to $50,000.

While the company is pleased to offer you this benefit, doing so does not imply or create a contract of employment. Also, your plan may be continued, changed, or eliminated in the future at the company's option.

PLAN OVERVIEW
Under this plan, a life insurance policy is purchased for you by the company which provides a substantial death benefit to your beneficiary(s) should you die during employment with Alliant Techsystems Inc. In addition, the ownership and cash surrender value of the policy may be transferred to you at retirement, subject to your continued employment until retirement from Alliant Techsystems Inc.

This is a split dollar life insurance plan, which simply means that the costs and benefits are shared between you and the company. While actively employed, the company, as owner of the policy, pays the premiums required for your coverage and owns the policy. You designate a beneficiary(s) for the death benefit; such beneficiary(s) is eligible to receive the stated death benefit should you die while employed before reaching retirement. Because of the complexities of estate planning, you should seek professional advice before naming your beneficiaries.

The cost to you during your employment will be the tax on the imputed income resulting from the company's payment of the annual premiums. This imputed income is known as the PS58 cost, discussed in the tax section on the next page. The company will provide you with an annual statement showing the amount of imputed income and tax withholding.

At retirement, assuming terms mutually agreeable to you and the company, Alliant Techsystems will give the life insurance policy to you, plus an additional cash payment to cover the income tax resulting from the value of this gift. After retirement, you will have the option to continue the coverage, convert the policy's cash surrender value to an annuity, some combination of both, or surrender the policy.
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BENEFIT AMOUNT
For the face value of the life insurance purchased on your life, please see the page entitled "Benefit Amount" accompanying this plan description. The payments made by the company cover the premium for term insurance, plus an accumulating cash surrender value which provides paid up life insurance after you retire. According to the plan the company will make insurance premium payments while you are employed, until you reach age 60. This plan is designed so that the coverage amount remains in effect until age 70, then drops to 2/3 of the covered amount from age 70 to approximately age 95, at which time coverage ends. However, the actual coverage amount and age at which coverage ends may be altered by you at any time following retirement. Any cost for increased coverage after retirement is your obligation. Coverage may be maintained at the pre-retirement level and end sooner, or may be reduced to lower levels and likely remain in force past age 95. Contact Jeff Nevin at Nevin Executive Benefits (address follows) to discuss details further. Nevin Executive Benefits is our agent coordinating this benefit.

ELIGIBILITY FOR BENEFITS
To be considered for a post-retirement benefit under this plan, you must be at least age 55 and have at least 5 years of credited service (as defined in the Alliant Techsystems Inc. Retirement Plan). If your employment should be terminated by you or the company for any reason after reaching age 55 with at least 5 years of Credited Service, the contract states that there is no requirement to deliver the cash surrender value; however the company may, at its discretion, direct to you the accumulated cash surrender value. Finally, should you retire from employment after age 55 and 5 or more years of credited Service under terms agreeable to you and the company, the full cash surrender value accrued at that time will be delivered to you in the form of paid up life insurance.

TAX ISSUES
Although the company is paying the premiums for the insurance on your behalf, you will be taxed on the policy's "economic benefit". The economic benefit is the value of the term insurance, also known as the PS58 cost. The balance of the company's payment is an accumulating cash surrender value which is owned by the company pre-retirement.
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The tax on this PS58 cost is your responsibility. Projected PS58 costs are in the enclosed summary provided by Nevin Executive Benefits. These costs are based on the insurer's (Northwestern Mutual Life) published rates. Annual payment of the tax withholding on the PS58 cost needs to be collected from you via personal check. At retirement, assuming terms mutually agreeable to you and the company, the accumulated cash surrender value is given to you. This gift is taxable. To assist you with this added tax burden, Alliant Techsystems will provide you a one time cash payment gross-up to cover the taxes resulting from the gift of the insurance policy. This benefit provides you with maximum flexibility in managing your post-retirement insurance needs.

RETIREMENT OPTIONS
At retirement, assuming mutually agreeable terms, ownership of the life insurance policy and its cash surrender value is transferred to you. It is expected, but not guaranteed, that sufficient funds will then have accumulated in the insurance policy to provide continued insurance (as displayed on insert entitled "Benefit Amount"), with no further annual premiums required. Generally, a retirement prior to age 60 will result in a reduced cash surrender value and subsequent benefit duration. The amount and duration of the post-retirement coverage will depend on your age, the actual amount of money in the policy, and other factors that may change over time. Your options include:

1. Maintain insurance coverage at full face value to age 70; coverage drops to 2/3 of original value at age 70, and continues to approximately age 95;

2.   Use the cash surrender value to supplement retirement income;

3. Keep the coverage at full value past age 70 by paying additional premiums or allowing the policy to expire prior to age 95;

4. Increase coverage beyond the original face value by providing insurability and paying additional premiums;

5.   Any combination of the above.

ADMINISTRATION
Questions on this plan may be addressed to Alliant Techsystems Executive Compensation department at (612) 931-5964, or may be directed to
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Nevin Executive Benefits
4390 First Bank Place
601 Second Avenue South
Minneapolis, MN 55402
(612) 344-1888

INSURANCE CARRIER
This life insurance is underwritten by the Northwestern Mutual Life Insurance Company. Northwestern Mutual is currently rated A++ (Excellent) by A. M. Best's and has a Standard and Poor's Claims Paying Ability Rating of AAA (Superior)

SUMMARY
Alliant Techsystems Inc. is pleased to add this valuable benefit to your Executive Compensation program. An official policy will be available in the Executive Compensation department for your review. This summary brochure is offered for your convenience only, and if it differs from the policy or contracts, the policy or contracts prevail.

                                    Contact:
                                Jeffrey R. Nevin
                                  612/344-1888
                                Fax 612/344-1890
                             4390 First Bank Place
                            601 Second Avenue South
                          Minneapolis, Minnesota 55402

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